UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Gomory, Ralph E.

   Alfred P. Sloan Foundation
   630 Fifth Ave., Suite 2550
   New York, New York  10111-0242
2. Date of Event Requiring Statement (Month/Day/Year)
   September 21, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |10,634                |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Option (1)              |7-28-94  |1-28-04  |Common Stock           |1,000    |37.50     |D            |                           |
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Option (1)              |7-27-95  |1-27-05  |Common Stock           |1,000    |33.00     |D            |                           |
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Option (1)              |7-30-97  |1-30-07  |Common Stock           |1,000    |43.125    |D            |                           |
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Option (1)              |7-29-98  |1-29-08  |Common Stock           |1,000    |52.75     |D            |                           |
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Common Stock Units (2)  |         |         |Common Stock           |12,742   |1-for-1   |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Stock options under Ashland's Deferred Compensation Plan for Non-Employee Directors.
2. Common Stock Units acquired pursuant to Ashland's Deferred Compensation Plan for Non-Employee Directors payable in cash or stock upon termination of service as of August 31, 2000 and exempt under Rule
16b-3.
SIGNATURE OF REPORTING PERSON
Ralph E. Gomory
DATE
September 21, 2000